April 14, 2011

Mr. Joseph Vella
Managing Director, Americas
Cushman & Wakefield, Inc.
One Maritime Plaza, Suite 900
San Francisco, CA  94111

RE: Consent to use Cushman & Wakefield name in reports.

Dear Mr. Vella:

Cushman & Wakefield, Inc. or its designated affiliates (“C&W”) prepared various valuation reports reflecting fair value estimates of selected real estate assets held by IMH Financial Corporation (“IMH”) as of December 31, 2010 (“the Reports”).  Pursuant to the engagement letter between C&W and IMH dated December 20, 2010, IMH is restricted from referencing C&W in any proxy statement, registration statement, or other filing with the SEC (“Filings”) without the prior written consent of C&W.  The purpose of this letter is to request consent to referencing C&W as the valuation experts on selected assets in its filings, as well as its consent to the reference of C&W as experts in the IMH Filings.  Please execute this letter below where indicated granting such consent and return to me.  Thank you.

IMH FINANCIAL CORPORATION
a Delaware corporation

/s/ Shane C. Albers
Shane C. Albers
Chairman & CEO

By its signature below, Cushman & Wakefield, Inc. hereby grants consent to IMH Financial Corporation (and its affiliates) to reference C&W as having performed valuations of selected real estate assets as of December 31, 2010, and referencing C&W as experts in its Filings with the SEC.

CUSHMAN & WAKEFIELD, INC.

/s/ Joseph J. Vella
Joseph J. Vella, MAI, CRE, FRICS
Managing Director, Americas
Financial Advisory Services

4900 North Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251 T. 480 840-8400 F.480 840-8401 imhre.com License #BK-0910464